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FOR RELEASE OCTOBER 30, 1997 AT 7:30 AM EST
Contact:       Allen & Caron Inc              or          Frank A. DeBernardis
               Kent Broussard (investors)                 President & CEO
               Owen Daley (media)                                EchoCath, Inc.
               714-252-8440                                      609-987-8400

ALLIANCE TO EXPAND MINIMALLY
INVASIVE CARDIAC SURGERY ARENA

      ECHOCATH SIGNS SECOND LICENSE & DEVELOPMENT AGREEMENT WITH MEDTRONIC;
                           OPTION ON FUTURE LICENSES

PRINCETON, NJ ( October 30, 1997)....EchoCath, Inc. (Nasdaq:ECHAC) announced today that it has signed its second license and development agreement with Minneapolis-based Medtronic, Inc. (NYSE:MDT). Under the terms of this agreement, Medtronic will license, on an exclusive basis, EchoCath's EchoMark 'r' and ColorMark 'r' technologies for use in guiding devices during cardiac surgery. In addition, Medtronic receives a six-month option to evaluate the uses of EchoCath's EchoFlow 'tm' and EchoEye 'r' technologies for cardiovascular surgery for possible future licensing. In addition, Medtronic has purchased 363,636 restricted shares of EchoCath Class A Common Stock at $2.75 per share. EchoCath President Frank DeBernardis said that EchoCath has received a combined total of $1.8 million from the purchase of the EchoCath Class A Common Stock and upfront licensing fees, and that the license and development agreement provides for future payments, including minimum annual royalties, upon product commercialization. No further terms were disclosed.

M. Jacqueline Eastwood, Vice President and General Manager of Medtronic Minimally Invasive Surgery, said that the EchoCath technologies would be used with the Grinfeld cannula, an innovative surgical device that acts as an internal aortic clamp as it delivers cardioplegia, vents the heart and connects it to an extracorporeal blood circuit.

The first strategic alliance between EchoCath and Medtronic was formed in December 1996 to develop an ultrasound-guided heart pacemaker lead implantation system. This system is designed to augment and, in appropriate cases, replace the traditional fluoroscopy to guide placement of pacemaker leads.

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ECHOCATH SIGNS LICENSE AGREEMENT
Page 2-2-2


EchoMark and ColorMark aid in the guidance of devices, such as cannulas, using existing ultrasound equipment, and eliminate the need to use X-ray to confirm the position of these devices. These technologies are used with existing ultrasound equipment and shorten the amount of time required to properly insert and place devices in and near the heart, with greater accuracy and safety. EchoFlow is being developed to measure blood flow volume through the circulatory system, while EchoEye will provide a "forward-looking view" of the inside of vessels.

DeBernardis commented, "This license and development agreement confirms our belief that our technologies have significant market potential. Medtronic, one of the world's leading developers and manufacturers of devices that address unmet medical needs, is forging a leadership position in innovative cardiac surgery, which makes them the ideal choice for licensing the EchoMark and ColorMark technologies for these applications."

Eastwood said, "The EchoMark and ColorMark technologies broaden the applications of minimally invasive cardiac surgery by making it safer, easier and less expensive for operating room personnel to guide, place and position devices used. We also see promising similar applications for EchoFlow and EchoEye. During the next few months, we will evaluate these products and consider further licensing agreements."

Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

EchoCath develops, manufactures and markets medical devices that enhance and expand the use of ultrasound technology for medical applications and procedures.

Certain statements in this Press Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: delays in product development; failure to receive or delays in receiving regulatory approval; lack of enforceability of patents and proprietary rights; competition; material costs and availability; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations.

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